Exhibit 99.1

O S H K O S H C O R P O R A T I O N

For more information, contact:

Financial:	Patrick Davidson
Senior Vice President, Investor Relations
920.502.3266

Media:	Bryan Brandt
Senior Vice President, Chief Marketing Officer
920.502.3670

Oshkosh Corporation Reports 2025 Second Quarter Results

Reports Second Quarter Sales of $2.73 billion

Reports Earnings per Share of $3.16 and Adjusted1 Earnings per Share of $3.41

Raises Outlook for 2025 Earnings per Share to Approximately $10.25 and
Adjusted1 Earnings per Share to Approximately $11.00

Declares Quarterly Cash Dividend of $0.51 Per Share

OSHKOSH, Wis. (August 1, 2025) – Oshkosh Corporation (NYSE: OSK), a leading innovator of purpose-built vehicles and equipment, today reported 2025 second quarter net income of $204.8 million, or $3.16 per diluted share, compared to net income of $168.6 million, or $2.56 per diluted share, for the second quarter of 2024. Adjusted1 net income was $220.6 million, or $3.41 per diluted share, for the second quarter of 2025 compared to $219.8 million, or $3.34 per diluted share, for the second quarter of 2024. Comparisons in this news release are to the second quarter of 2024, unless otherwise noted.

Consolidated sales in the second quarter of 2025 decreased $114.8 million, or 4.0 percent, to $2.73 billion primarily due to lower sales volume in the Access and Transport segments, partially offset by higher Vocational segment sales volume and improved pricing.

Consolidated operating income in the second quarter of 2025 increased 11.8 percent to $291.7 million, or 10.7 percent of sales, compared to $260.9 million, or 9.2 percent of sales, in the second quarter of 2024. The increase in operating income was primarily due to lower intangible asset impairments and improved sales mix, offset in part by lower sales volume. Adjusted1 operating income in the second quarter of 2025 decreased 4.7 percent to $312.9 million, or 11.5 percent of sales, compared to $328.2 million, or 11.5 percent of sales, in the second quarter of 2024.

“We delivered a strong second quarter, with adjusted earnings per share of $3.41, up 2.1 percent from the prior year, reflecting disciplined execution and broad-based strength across our portfolio,” said John Pfeifer, president and chief executive officer of Oshkosh Corporation. “Our Vocational segment continued to perform well, and our Access segment remained resilient and delivered another impressive quarter, helping to drive solid overall results.

Oshkosh Corporation Reports Results for 2025 Second Quarter

August 1, 2025

“This quarter featured several strategic highlights, including the launch of our new micro-sized JLG® scissor lift, a three-year contract extension for our Family of Medium Tactical Vehicles program with the U.S. Army and our successful Investor Day in June, where we outlined our 2028 financial targets.

“Given our strong performance in the second quarter and continued visibility in our Vocational and Transport segments, we are raising our full-year expectations for adjusted earnings per share to be approximately $11.00. Despite ongoing uncertainties in the global trade environment, we remain confident in our ability to navigate these challenges while delivering value for customers and shareholders,” added Pfeifer.

Factors affecting second quarter results for the Company’s business segments included:

Access - Access segment sales for the second quarter of 2025 decreased $150.9 million, or 10.7 percent, to $1.26 billion primarily due to the expiration of the agreement to produce Caterpillar-branded telehandlers, reduced sales volume in Europe and higher sales discounts, offset in part by sales volume associated with the AUSA acquisition.

Access segment operating income in the second quarter of 2025 decreased 26.3 percent to $181.6 million, or 14.5 percent of sales, compared to $246.5 million, or 17.5 percent of sales, in the second quarter of 2024. The decrease was primarily due to lower sales volume and higher sales discounts, offset in part by improved sales mix.

Adjusted1 operating income in the second quarter of 2025 was $185.7 million, or 14.8 percent of sales, compared to $248.8 million, or 17.7 percent of sales, in the second quarter of 2024.

Vocational - Vocational segment sales for the second quarter of 2025 increased $126.6 million, or 15.0 percent, to $969.7 million due to higher sales volume and improved pricing.

Vocational segment operating income in the second quarter of 2025 increased 38.3 percent to $147.3 million, or 15.2 percent of sales, compared to $106.5 million, or 12.6 percent of sales, in the second quarter of 2024. The increase was primarily due to improved price/cost dynamics and higher sales volume, partially offset by higher production costs, warranty expense, litigation expense and engineering costs.

Adjusted1 operating income in the second quarter of 2025 was $157.9 million, or 16.3 percent of sales, compared to $118.5 million, or 14.1 percent of sales, in the second quarter of 2024.

Transport - Transport segment sales for the second quarter of 2025 decreased $92.8 million, or 16.2 percent, to $479.1 million, as the wind-down of the domestic Joint Light Tactical Vehicle program was partially offset by the ramp-up of Next Generation Delivery Vehicle production for the United States Postal Service and higher international tactical wheeled vehicle sales volume.

Transport segment operating income in the second quarter of 2025 increased 49.6 percent to $17.8 million, or 3.7 percent of sales, compared to $11.9 million, or 2.1 percent of sales, in the second quarter of 2024. The increase was primarily the result of improved pricing under the more recent Family of Heavy Tactical Vehicles contracts, lower new product development costs, lower unfavorable cumulative catch-up adjustments and improved sales mix, partially offset by lower sales volume.

Corporate and other - Net operating costs for corporate and other in the second quarter of 2025 decreased $49.0 million to $55.0 million primarily due to lower intangible asset impairments.

Interest Expense Net of Interest Income - Interest expense net of interest income in the second quarter of 2025 decreased $2.2 million to $28.1 million.

Miscellaneous, net - Miscellaneous income, net in the second quarter of 2025 was $7.3 million compared to miscellaneous expense, net of $1.5 million in the second quarter of 2024, primarily due to an unrealized gain on an investment.

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Oshkosh Corporation Reports Results for 2025 Second Quarter

August 1, 2025

Provision for Income Taxes - The Company recorded income tax expense in the second quarter of 2025 of $65.2 million, or 24.1 percent of pre-tax income, compared to $53.5 million, or 23.4 percent of pre-tax income, in the second quarter of 2024.

Losses of unconsolidated affiliates - Losses of unconsolidated affiliates were $0.9 million in the second quarter of 2025 compared to $7.0 million in the second quarter of 2024 due to lower impairments of investments in unconsolidated affiliates.

Repurchases of common stock - The Company repurchased 414,755 shares of common stock in the second quarter of 2025 for $40.0 million. Share repurchases completed during the previous twelve months benefited earnings per share in the second quarter of 2025 by $0.06 compared to the second quarter of 2024.

Dividend Announcement

The Company’s Board of Directors today declared a quarterly cash dividend of $0.51 per share of Common Stock. The dividend will be payable on September 2, 2025 to shareholders of record as of August 19, 2025.

Six-month Results

The Company reported net sales for the first six months of 2025 of $5.04 billion and net income of $317.0 million, or $4.88 per diluted share. This compares with net sales of $5.39 billion and net income of $348.0 million, or $5.27 per diluted share, for the six months ended June 30, 2024. The decrease in net income for the first six months of 2025 compared to the six months ended June 30, 2024 was primarily due to lower sales volume, higher production costs and higher warranty expense, offset in part by improved pricing, lower intangible asset impairments and improved performance of the Company's investments.

Adjusted1 net income for the first six months of 2025 was $345.4 million, or $5.32 per diluted share, compared to $410.9 million, or $6.23 per diluted share, for the six months ended June 30, 2024.

2025 Expectations

The Company expects its 2025 diluted earnings per share to be approximately $10.25 and its adjusted1 earnings per share to be approximately $11.00. The Company continues to expect net sales of approximately $10.6 billion.

The international trade environment remains dynamic and difficult to predict. The Company's revised estimates reflect a more limited impact of tariffs compared to last quarter due to pauses and revisions to tariff rates and the Company's performance in the second quarter. The adjusted earnings per share guidance is consistent with the Company's original January outlook as anticipated tariff impacts are expected to be offset by company-wide cost reduction actions. The Company's estimates include direct impacts of tariffs based on rates as of July 30 and do not reflect potential future indirect impacts, including weaker macroeconomic conditions, which are difficult to predict at this time.

Conference Call

The Company will host a conference call at 8:30 a.m. EDT this morning to discuss its second quarter results and 2025 expectations. Slides for the call will be available on the Company’s website beginning at 7:00 a.m. EDT this morning. The call will be simultaneously webcast. To access the webcast, go to oshkoshcorp.com at least 15 minutes prior to the event and follow instructions for listening to the webcast. An audio replay of the call and related question and answer session will be available for 12 months at this website.

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Oshkosh Corporation Reports Results for 2025 Second Quarter

August 1, 2025

Forward-Looking Statements

This news release contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including, without limitation, statements regarding the Company’s future financial position, business strategy, growth and drivers, capital allocation, resiliency, targets (including financial targets for 2028), projected sales, costs, margins, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations, are forward-looking statements. When used in this news release, words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project,” “confident” or “plan” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include the cyclical nature of the Company’s access equipment, fire apparatus, refuse and recycling collection and air transportation equipment markets, which are particularly impacted by the strength of U.S. and European economies and construction seasons; the Company’s estimates of access equipment demand which, among other factors, is influenced by historical customer buying patterns and rental company fleet replacement strategies; the impact of orders and costs on the U.S. Postal Service contract; risks that a trade war and related tariffs could reduce the demand for or competitiveness of the Company’s products or cause inefficiencies in the Company's supply chain; the Company’s ability to increase prices to raise margins or to offset higher input costs; the Company's ability to accurately predict future input costs associated with U.S. Department of Defense contracts; the Company’s ability to attract and retain production labor in a timely manner; the Company's ability to realize the anticipated benefits associated with the AeroTech acquisition; the strength of the U.S. dollar and its impact on Company exports, translation of foreign sales and the cost of purchased materials; the impact of severe weather, war, natural disasters or pandemics that may affect the Company, its suppliers or its customers; the Company’s ability to predict the level and timing of orders for indefinite delivery/indefinite quantity contracts with the U.S. federal government; budget uncertainty for the U.S. federal government, including risks of future budget cuts, the impact of continuing resolution funding mechanisms and the potential for shutdowns; the impact of any U.S. Department of Defense solicitation for competition for future contracts to produce military vehicles; risks related to the collectability of receivables, particularly for those businesses with exposure to construction markets; the cost of any warranty campaigns related to the Company’s products; risks associated with international operations and sales, including compliance with the Foreign Corrupt Practices Act; the Company’s ability to comply with complex laws and regulations applicable to U.S. government contractors; cybersecurity risks and costs of defending against, mitigating and responding to data security threats and breaches impacting the Company; the Company’s ability to successfully identify, complete and integrate other acquisitions and to realize the anticipated benefits associated with the same; and risks related to the Company’s ability to successfully execute on its strategic road map and meet its long-term financial goals. Additional information concerning these and other factors is contained in the Company’s filings with the Securities and Exchange Commission, including the Form 8-K filed today. All forward-looking statements speak only as of the date of this news release. The Company assumes no obligation, and disclaims any obligation, to update information contained in this news release. Investors should be aware that the Company may not update such information until the Company’s next quarterly earnings conference call, if at all. In particular: The statements in this news release that relate to the Company's financial targets for 2028 use language that might imply a level of certainty about the likelihood that the Company will attain these targets, it is possible that the Company will not attain them in the timeframe noted or at all. By their nature, the risk and uncertainty associated with these targets are greater than that associated with near-term guidance and should not be construed as guidance. Therefore, investors should construe these statements regarding the Company's financial targets for 2028 only as targets rather than promises of future performance or absolute statements.

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Oshkosh Corporation Reports Results for 2025 Second Quarter

August 1, 2025

About Oshkosh Corporation

At Oshkosh (NYSE: OSK), we make innovative, purpose-built equipment to help everyday heroes advance communities around the world. Headquartered in Wisconsin, Oshkosh Corporation employs over 18,000 team members worldwide, all united behind a common purpose: to make a difference in people’s lives. Oshkosh products can be found in more than 150 countries under the brands of JLG®, Pierce®, MAXIMETAL, Oshkosh® S-Series™, McNeilus®, IMT®, Jerr-Dan®, Frontline™ Communications, Oshkosh® Airport Products, Oshkosh AeroTech™, Oshkosh® Defense and Pratt Miller. For more information, visit oshkoshcorp.com.
________

®, ™ All brand names referred to in this news release are trademarks of Oshkosh Corporation or its subsidiary companies.

1 This news release refers to GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures. Oshkosh Corporation believes that the non-GAAP measures provide investors a useful comparison of the Company’s performance to prior period results. These non-GAAP measures may not be comparable to similarly-titled measures disclosed by other companies. A reconciliation of the Company’s presented non-GAAP measures to the most directly comparable GAAP measures can be found under the caption “Non-GAAP Financial Measures” in this news release.

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Oshkosh Corporation Reports Results for 2025 Second Quarter

August 1, 2025

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In millions, except share and per share amounts; unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net sales	$2,732.1	$2,846.9	$5,044.9	$5,390.7
Cost of sales	2,207.6	2,300.8	4,120.5	4,374.6
Gross income	524.5	546.1	924.4	1,016.1

Operating expenses:
Selling, general and administrative	213.3	220.0	424.3	416.8
Amortization of purchased intangibles	13.8	13.6	27.3	27.1
Intangible asset impairments	5.7	51.6	5.7	51.6
Total operating expenses	232.8	285.2	457.3	495.5
Operating income	291.7	260.9	467.1	520.6

Other income (expense):
Interest expense	(30.1)	(32.0)	(57.1)	(54.4)
Interest income	2.0	1.7	4.0	3.3
Miscellaneous, net	7.3	(1.5)	7.8	(3.5)
Income before income taxes and losses of unconsolidated affiliates	270.9	229.1	421.8	466.0
Provision for income taxes	65.2	53.5	102.0	108.2
Income before losses of unconsolidated affiliates	205.7	175.6	319.8	357.8
Losses of unconsolidated affiliates	(0.9)	(7.0)	(2.8)	(9.8)
Net income	$204.8	$168.6	$317.0	$348.0

Earnings per share:
Basic	$3.17	$2.57	$4.90	$5.30
Diluted	3.16	2.56	4.88	5.27

Basic weighted-average shares outstanding	64,532,356	65,531,669	64,663,506	65,630,571
Dilutive equity-based compensation awards	242,484	358,108	259,283	378,144
Diluted weighted-average shares outstanding	64,774,840	65,889,777	64,922,789	66,008,715

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Oshkosh Corporation Reports Results for 2025 Second Quarter

August 1, 2025

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions; unaudited)

	June 30,	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$191.7	$204.9
Receivables, net	1,511.9	1,254.7
Unbilled receivables, net	654.9	636.5
Inventories	2,495.7	2,265.7
Income taxes receivable	49.7	51.2
Other current assets	110.1	114.5
Total current assets	5,014.0	4,527.5
Property, plant and equipment:
Property, plant and equipment	2,478.4	2,394.6
Accumulated depreciation	(1,242.8)	(1,178.1)
Property, plant and equipment, net	1,235.6	1,216.5
Goodwill	1,449.2	1,410.1
Purchased intangible assets, net	757.9	777.6
Deferred income taxes	285.6	259.0
Deferred contract costs	841.0	842.6
Other non-current assets	432.8	389.8
Total assets	$10,016.1	$9,423.1

Liabilities and Shareholders’ Equity
Current liabilities:
Revolving credit facilities	$398.7	$362.3
Accounts payable	975.7	1,143.4
Customer advances	597.9	648.8
Payroll-related obligations	202.6	246.2
Income taxes payable	118.7	140.1
Other current liabilities	433.8	446.5
Total current liabilities	2,727.4	2,987.3
Long-term debt	1,099.6	599.5
Non-current customer advances	1,163.5	1,154.4
Deferred income taxes	26.7	26.9
Other non-current liabilities	544.5	502.9
Commitments and contingencies
Shareholders’ equity	4,454.4	4,152.1
Total liabilities and shareholders’ equity	$10,016.1	$9,423.1

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Oshkosh Corporation Reports Results for 2025 Second Quarter

August 1, 2025

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions; unaudited)

	Six Months Ended June 30,
	2025	2024
Operating activities:
Net income	$317.0	$348.0
Depreciation and amortization	109.5	94.5
Intangible asset impairments	5.7	51.6
Stock-based incentive compensation	19.1	20.4
Deferred income taxes	(28.2)	(3.7)
Other non-cash adjustments	(0.4)	13.9
Changes in operating assets and liabilities	(728.4)	(1,091.5)
Net cash used in operating activities	(305.7)	(566.8)

Investing activities:
Additions to property, plant and equipment	(80.9)	(139.6)
Acquisition of businesses, net of cash acquired	(0.9)	(7.8)
Other investing activities	(17.3)	(1.9)
Net cash used in investing activities	(99.1)	(149.3)

Financing activities:
Proceeds from issuance of debt	2,838.0	2,670.5
Repayments of debt	(2,302.2)	(1,809.0)
Dividends paid	(65.7)	(60.2)
Repurchases of Common Stock	(68.7)	(54.6)
Other financing activities	(22.0)	(13.9)
Net cash provided by financing activities	379.4	732.8

Effect of exchange rate changes on cash and cash equivalents	12.2	(0.7)
Increase (decrease) in cash and cash equivalents	(13.2)	16.0
Cash and cash equivalents at beginning of period	204.9	125.4
Cash and cash equivalents at end of period	$191.7	$141.4

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Oshkosh Corporation Reports Results for 2025 Second Quarter

August 1, 2025

OSHKOSH CORPORATION

SEGMENT INFORMATION

(In millions; unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net Sales
Access
Aerial work platforms	$638.0	$675.6	$1,088.8	$1,266.6
Telehandlers	325.1	428.6	569.6	802.0
Other	292.9	302.7	554.7	575.8
Total Access	1,256.0	1,406.9	2,213.1	2,644.4
Vocational
Municipal fire apparatus	398.0	331.4	727.8	636.9
Airport products	246.1	215.5	471.4	413.6
Refuse and recycling vehicles	197.0	176.9	402.5	324.2
Other	128.6	119.3	234.8	240.8
Total Vocational	969.7	843.1	1,836.5	1,615.5
Transport
Defense(a)	372.0	535.6	784.7	1,044.7
Delivery vehicles	107.1	36.3	157.4	36.3
Total Transport	479.1	571.9	942.1	1,081.0
Corporate and other(a)	27.3	25.0	53.2	49.8
Consolidated	$2,732.1	$2,846.9	$5,044.9	$5,390.7

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Operating Income (Loss)
Access	$181.6	$246.5	$284.7	$454.6
Vocational	147.3	106.5	265.1	186.6
Transport(a)	17.8	11.9	18.4	25.2
Corporate and other(a)	(55.0)	(104.0)	(101.1)	(145.8)
Consolidated	$291.7	$260.9	$467.1	$520.6

	June 30,
	2025	2024
Period-end backlog:
Access	$1,189.0	$3,264.4
Vocational	6,268.8	5,678.2
Transport(a)	6,709.0	6,384.5
Corporate and other(a)	58.9	42.1
Consolidated	$14,225.7	$15,369.2
(a)
In July 2024, the Company moved the reporting responsibility for Pratt Miller from its Transport segment to the Chief Technology and Strategic Sourcing Officer to better utilize Pratt Miller’s expertise across the entire Oshkosh Corporation enterprise. Pratt Miller results are now reported within "Corporate and other" and historical information has been recast to reflect the change.

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Oshkosh Corporation Reports Results for 2025 Second Quarter

August 1, 2025

Non-GAAP Financial Measures

The Company reports its financial results in accordance with generally accepted accounting principles in the United States of America (GAAP). The Company is presenting various operating results both on a GAAP basis and on a basis excluding items that affect comparability of results. When the Company excludes certain items as described below, they are considered non-GAAP financial measures. The Company believes excluding the impact of these items is useful to investors in comparing the Company’s performance to prior period results. However, while adjusted operating income, adjusted net income and adjusted earnings per share exclude amortization of purchased intangibles and intangible asset impairments, revenue and earnings of acquired companies are reflected in adjusted operating income, adjusted net income and adjusted earnings per share and intangible assets contribute to the generation of revenue and earnings. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s results prepared in accordance with GAAP. The table below presents a reconciliation of the Company’s presented non-GAAP measures to the most directly comparable GAAP measures (in millions, except per share amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Access segment operating income (GAAP)	$181.6	$246.5	$284.7	$454.6
Amortization of purchased intangibles	4.1	2.3	8.8	4.6
Adjusted Access segment operating income (non-GAAP)	$185.7	$248.8	$293.5	$459.2

Vocational segment operating income (GAAP)	$147.3	$106.5	$265.1	$186.6
Amortization of purchased intangibles	10.6	12.0	21.6	24.0
Adjusted Vocational segment operating income (non-GAAP)	$157.9	$118.5	$286.7	$210.6

Corporate and other operating loss (GAAP)	$(55.0)	$(104.0)	$(101.1)	$(145.8)
Amortization of purchased intangibles	0.8	1.4	1.5	2.7
Intangible asset impairments	5.7	51.6	5.7	51.6
Adjusted corporate and other operating loss (non-GAAP)	$(48.5)	$(51.0)	$(93.9)	$(91.5)

Consolidated operating income (GAAP)	$291.7	$260.9	$467.1	$520.6
Amortization of purchased intangibles	15.5	15.7	31.9	31.3
Intangible asset impairments	5.7	51.6	5.7	51.6
Adjusted consolidated operating income (non-GAAP)	$312.9	$328.2	$504.7	$603.5

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Oshkosh Corporation Reports Results for 2025 Second Quarter

August 1, 2025

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Provision for income taxes (GAAP)	$65.2	$53.5	$102.0	$108.2
Income tax effects of adjustments	5.4	16.1	9.2	20.0
Adjusted provision for income taxes (non-GAAP)	$70.6	$69.6	$111.2	$128.2

Net income (GAAP)	$204.8	$168.6	$317.0	$348.0
Amortization of purchased intangibles	15.5	15.7	31.9	31.3
Intangible asset impairments	5.7	51.6	5.7	51.6
Income tax effects of adjustments	(5.4)	(16.1)	(9.2)	(20.0)
Adjusted net income (non-GAAP)	$220.6	$219.8	$345.4	$410.9

Earnings per share-diluted (GAAP)	$3.16	$2.56	$4.88	$5.27
Amortization of purchased intangibles	0.24	0.24	0.49	0.48
Intangible asset impairments	0.09	0.78	0.09	0.78
Income tax effects of adjustments	(0.08)	(0.24)	(0.14)	(0.30)
Adjusted earnings per share-diluted (non-GAAP)	$3.41	$3.34	$5.32	$6.23

2025 Expectations
Earnings per share-diluted (GAAP)	$10.25
Amortization of purchased intangibles, net of tax	0.68
Intangible asset impairments, net of tax	0.07
Adjusted earnings per share-diluted (non-GAAP)	$11.00

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